Exhibit 99.1

Eagle Bulk Shipping Inc. Reports First Quarter 2017 Results

STAMFORD, CT, May 8, 2017 -- Eagle Bulk Shipping Inc. (NASDAQ: EGLE) today announced its results for the first quarter ended March 31, 2017.

Q1 2017 Highlights:

Financial Results

●	Revenue, net of commissions, of $45.9 million, compared to $21.3 million for the comparable quarter in 2016
●

Net loss of $11.1 million, or $0.17 per share, compared to a net loss of $27.5 million excluding impairment and refinancing charges of $11.7 million, or $14.53 per share, for the comparable quarter in 2016

●	Adjusted EBITDA[1], which Eagle believes is one of the key metrics to measure operating performance, was $4.6 million for the first quarter of 2017.

Business

●	Fleet utilization rate of 99.3%
●	Took delivery of the MV Singapore Eagle (SDARI-64 Ultramax / 2017-built)
●	Subsequent to the close of the quarter:
o	Took delivery of the MV Mystic Eagle and the MV Southport Eagle, the first two of the nine vessels acquired from Greenship Bulk (CROWN-63 Ultramax vessels, both built in 2013)
o	Sold the MV Sparrow (50k DWT / 2000-built) for net proceeds of $4.8 million

Cash and Liquidity

●	Cash totaled $145.8 million as of March 31, 2017
o	Including funds available under Eagle Bulk’s revolving credit facility revolver, total liquidity stood at $170.8 million as of March 31, 2017

Gary Vogel, Eagle Bulk's CEO, commented, “During the first quarter, Eagle finalized the acquisition of 9 Crown-63 Ultramax dry bulk sister vessels – a transaction that will significantly increase our operating scale and provide meaningful exposure to the Ultramax segment. In total over the past year, we have acquired 11 modern Ultramax vessels as part of our fleet renewal and growth strategy which, in conjunction with the continued build-out of our active operator business model and charter-in fleet, is beginning to drive increased revenue. Importantly, these developments are occurring against the backdrop of continued improvement in the dry bulk market itself with respect to both trade demand and vessel supply fundamentals.

“Looking ahead, we are increasingly optimistic concerning Eagle’s enviable positioning within the dry bulk market, as well as our ability to generate value for all stakeholders.”

1 Adjusted EBITDA is a non GAAP financial measure. See the reconciliation and table of net loss to EBITDA and Adjusted EBITDA on page 8 for more information on non-GAAP financial measures.

Results of Operations for the three months ended March 31, 2017 and 2016

For the three months ended March 31, 2017, the Company reported a net loss of $11.1 million, or $0.17 per share, based on a weighted average of 65,637,692 diluted shares outstanding. In the comparable quarter of 2016, the Company reported a net loss of $39.3 million, or $20.77 per share, based on a weighted average of 1,891,463 diluted shares outstanding. The net loss, excluding vessel impairment and refinancing charges, for the first quarter of 2016 was $27.5 million, or $14.53 per share. Earnings per share for the first quarter of 2016 was retrospectively adjusted to give effect for the 1 for 20 reverse stock split that became effective as of the opening of trading on August 5, 2016 (“the Reverse Stock Split”).

Net time and voyage charter revenues in the quarter ended March 31, 2017 were $45.9 million compared with $21.3 million recorded in the comparable quarter in 2016. The increase in revenue was attributable to higher time charter rates in the first quarter of 2017 as well as an increase in available days due to chartered in vessels. Our fleet utilization increased from 98.4% to 99.3% due to better vessel performance and lower off hire days.

Voyage expenses for the three months ended March 31, 2017 were $13.4 million, compared to $9.2 million in the comparable quarter in 2016. The increase was mainly attributable to an increase in the number of freight voyages in the current quarter compared to the comparable quarter in the prior year as well as increased bunker prices year over year.

Vessel expenses for the three months ended March 31, 2017 were $18.0 million compared to $20.5 million in the comparable quarter in 2016. The lower vessel expenses were attributable to the efficiencies achieved through in-house technical management of vessels as well as vessel sales of the MV Falcon, MV Harrier, MV Peregrine and MV Kittiwake during 2016, and the sale of the MV Redwing in the first quarter of 2017 offset by the purchase of two Ultramax vessels, the MV Stamford Eagle and the MV Singapore Eagle, which were delivered in fourth quarter of 2016 and first quarter of 2017, respectively. Average daily vessel operating expenses for our fleet decreased by $244 per day to $4,871 in the first quarter of 2017 as compared to $5,115 in the comparable period in 2016.

The charter hire expenses for the three months ended March 31, 2017 were $3.9 million compared to $1.5 million in the comparable quarter in 2016. The increase in charter hire expense was principally due to an increase in the number of chartered in vessels. The Company chartered in a 63,000 dwt new building vessel in May 2016 for a period of nine to 14 months and a 61,000 dwt new building vessel that was delivered in July 2016 for a period of 11 to 13 months. In addition, the Company chartered in vessels on a short-term basis as needed. The total chartered in days for the three-month period ended March 31, 2017 were 514 compared to 151 for the comparable quarter in the prior year.

Depreciation and amortization expense for the three months ended March 31, 2017 and 2016 was $7.5 million and $9.4 million, respectively. The decrease in depreciation expense is attributable to the sale of five vessels during 2016 and first quarter of 2017 and lower book value of vessels subsequent to the impairment charge of $129.0 million recorded in the first and fourth quarters of 2016 offset by the purchase of two new Ultramax vessels in the fourth quarter of 2016 and first quarter of 2017 as well as higher drydock amortization.

General and administrative expenses for the three months ended March 31, 2017 and 2016 were $7.8 million and $5.3 million, respectively. General and administrative expenses include a non-cash compensation component of $2.2 million and $0.8 million for 2017 and 2016, respectively. The increase in general and administrative expenses was mainly attributable to increases in advisers’ fees, non-cash compensation expense and general and administrative expenses relating to our new office in Germany offset by a decrease in rental expense due to moving the corporate office to Stamford, Connecticut in March 2016, which necessitated payment of rent on both the current and previous offices for the three months ended March 31, 2016.

Interest expense for the three months ended March 31, 2017 and 2016 was $6.4 million and $2.8 million, respectively. The increase in interest expense was primarily due to assumption of debt under Second Lien Facility which bears a payment-in-kind interest rate of 15% including a margin over LIBOR and higher amortization of deferred financing costs and debt discount.

Refinancing charges for the three months ended March 31, 2017 and 2016 were none and $5.6 million respectively. These costs primarily relate to the professional fees incurred in connection with the refinancing transaction, which was closed on March 30, 2016.

Liquidity and Capital Resources

Net cash used in operating activities during the three months ended March 31, 2017 and 2016 was $2.0 million and $19.5 million, respectively. The cash flow from operating activities improved over the prior period primarily due to increases in charter hire rates because of improvement in the dry bulk market.

Net cash used in investing activities during the three months ended March 31, 2017 was $21.9 million compared with $0.5 million during the corresponding three months ended March 31, 2016. The increase in cash used in investing activities relates to the purchase of one Greenship Vessel (as defined below), the MV Singapore Eagle, for $17.0 million and $10.3 million paid as an advance towards the purchase of the first six Greenship Vessels, which are expected to be delivered in between the second and third quarters of 2017.

Net cash provided by financing activities during the three months ended March 31, 2017 was $93.1 million compared with $11.9 million during the corresponding three months ended March 31, 2016. The Company received net proceeds of $96.0 million in a common stock private placement, which closed on January 20, 2017 and repaid $2.9 million of its term loan under the First Lien Facility from the proceeds of the sale of the vessel MV Redwing. In the first quarter of 2016, the Company received proceeds of $60.0 million from the Second Lien Facility and repaid $15.6 million of its term loan and $30.2 million of its revolver loan under the Exit Financing Facility as part of the debt restructuring transaction, which closed on March 30, 2016. The Company paid $2.3 million as deferred financing costs relating to the restructuring transaction.

On February 28, 2017, Eagle Bulk Ultraco LLC, a wholly-owned subsidiary of the Company, entered into the Agreement with Sellers for the purchase of nine Vessels. Of the nine Vessels, three Vessels were Contingent Vessels. The approval to acquire the Contingent Vessels was obtained subsequently on March 27, 2017. The aggregate purchase price for the nine Vessels is $153.0 million. The allocated purchase price for each Vessel is $17.0 million. The Company paid a deposit of $10.3 million in the first quarter of 2017 for the purchase of the first six Vessels. Subsequent to the close of the quarter, the Company took delivery of two of the Vessels, MV Mystic Eagle and MV Southport Eagle, and the remaining Vessels are expected to be delivered charter free between May 2017 and September 2017.

 As of March 31, 2017, our cash balance was $145.8 million, compared to a cash balance of $76.5 million as of December 31, 2016.

As of March 31, 2017, the Company’s debt consisted of $206.2 million in term loans, net of $4.3 million debt discount and debt issuance costs under the First Lien Facility and $69.7 million under the Second Lien Facility, net of $14.7 million debt discount and debt issuance costs.

As of March 31, 2017, our total availability in the revolving credit facility under the First Lien Facility was $25.0 million.

Capital Expenditures and Drydocking

Our capital expenditures relate to the purchase of vessels and capital improvements to our vessels which are expected to enhance the revenue earning capabilities and safety of these vessels.

In addition to acquisitions that we may undertake in future periods, the other major capital expenditures include funding the Company's program of regularly scheduled drydocking necessary to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of its drydocking, the costs are relatively predictable. The Company anticipates that vessels are to be drydocked every five years for vessels younger than 15 years and every two and a half years for vessels older than 15 years. Accordingly, these expenses are deferred and amortized over that period until the next anticipated drydocking. Funding of these requirements is anticipated to be met with cash from operations. We anticipate that this process of recertification will require us to reposition these vessels from a discharge port to shipyard facilities, which will reduce our available days and operating days during that period.

Drydocking costs incurred are deferred and amortized to expense on a straight-line basis over the period through the date of the next scheduled drydocking for those vessels. For the three months ended March 31, 2017, none of our vessels were drydocked. For the three months ended March 31, 2016, three of our vessels were drydocked, and we incurred $1.3 million in drydocking related costs.

The following table represents certain information about the estimated costs for anticipated vessel drydockings in the next four quarters, along with the anticipated off-hire days:

Quarter Ending	Off-hire Days (1)	Projected Costs (2)
June 30, 2017	-	-
September 30, 2017	22	$0.65 million
December 31, 2017	-	-
March 31, 2018	-	-

(1) Actual duration of drydocking will vary based on the condition of the vessel, yard schedules and other factors.

(2) Actual costs will vary based on various factors, including where the drydockings are actually performed.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table summarizes the Company’s selected consolidated financial and other data for the periods indicated below.

CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016

Revenues, net	$45,855,057	$21,278,288

Voyage expenses	13,353,347	9,244,047
Vessel expenses	17,955,519	20,480,635
Charter hire expenses	3,873,332	1,488,518
Depreciation and amortization	7,492,808	9,396,701
General and administrative expenses	7,778,821	5,331,343
Refinancing expenses	-	5,634,260
Gain on sale of vessel	(92,114)	-
Vessel impairment	-	6,167,262
Total operating expenses	50,361,713	57,742,766
Operating loss	(4,506,656)	(36,464,478)

Interest expense	6,445,031	2,817,646
Interest income	(189,798)	(3,454)
Other expense	306,559	-
Total other expense, net	6,561,792	2,814,192
Net loss	$(11,068,448)	$(39,278,670)

Weighted average shares outstanding:
Basic*	65,637,692	1,891,463
Diluted*	65,637,692	1,891,463

Per share amounts:
Basic net loss*	$(0.17)	$(20.77)
Diluted net loss*	$(0.17)	$(20.77)

* For the three months ended March 31, 2016, adjusted to give effect for the Reverse Stock Split.

Fleet Operating Data

	Three Months Ended	Three Months Ended
	March 31, 2017	March 31, 2016
Ownership Days	3,686	4,004
Chartered in Days	514	151
Available Days	4,134	4,096
Operating Days	4,105	4,030
Fleet Utilization (%)	99.3%	98.4%

 CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
ASSETS:
Current assets:
Cash and cash equivalents	$145,767,714	$76,516,110
Accounts receivable	8,766,511	5,089,708
Prepaid expenses	2,591,908	3,093,962
Inventories	8,727,971	10,876,713
Vessels held for sale	2,990,215	8,688,601
Other assets	738,201	22
Total current assets	169,582,520	104,265,116
Noncurrent assets:
Vessels and vessel improvements, at cost, net of accumulated depreciation of $82,936,250 and $76,463,743, respectively	580,344,652	567,592,950
Advances for vessels purchase	10,320,000	1,926,886
Other fixed assets, net of accumulated amortization of $345,810 and $307,880, respectively	641,585	632,805
Restricted cash	74,917	74,917
Deferred drydock costs, net	10,551,043	11,507,309
Other assets	70,315	381,634
Total noncurrent assets	602,002,512	582,116,501
Total assets	$771,585,032	$686,381,617
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,885,921	$7,135,156
Accrued interest	-	28,872
Other accrued liabilities	7,870,858	11,545,447
Fair value below contract value of time charters acquired	820,313	820,313
Fair value of derivatives	293,007	-
Unearned charter hire revenue	7,160,918	6,046,032
Total current liabilities	23,031,017	25,575,820
Noncurrent liabilities:
First Lien Facility, net of debt discount and debt issuance costs	201,884,750	204,352,318
Second Lien Facility, inclusive of payment-in-kind interest, net of debt discount and debt issuance costs	54,943,400	51,591,226
Other liabilities	419,567	483,132
Fair value below contract value of time charters acquired	3,691,404	3,896,482
Total noncurrent liabilities	260,939,121	260,323,158
Total liabilities	283,970,138	285,898,978
Commitment and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, none issued as of March 31, 2017	-	-
Common stock, $0.01 par value, 700,000,000 shares authorized, 70,329,050 and 48,106,827 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	703,291	481,069
Additional paid-in capital	881,348,179	783,369,698
Accumulated deficit	(394,436,576)	(383,368,128)
Total stockholders’ equity	487,614,894	400,482,639
Total liabilities and stockholders’ equity	$771,585,032	$686,381,617

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2017	March 31, 2016
Cash flows from operating activities:
Net loss	$(11,068,448)	$(39,278,670)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,510,735	8,902,929
Amortization of deferred drydocking costs	982,073	493,772
Amortization of debt issuance costs	1,444,963	308,504
Amortization of fair value below contract value of time charter acquired	(205,078)	(46,018)
Payment-in-kind interest on debt	2,334,893	-
Impairment of Vessels	-	6,167,262
Non-cash compensation expense	2,170,700	826,613
Drydocking expenditures	(25,807)	(1,276,178)
Gain on sale of vessel	(92,114)	-
Changes in operating assets and liabilities:
Accounts receivable	(3,676,803)	(19,678)
Other assets	(426,860)	125,257
Prepaid expenses	502,054	598,833
Fair value of derivatives	293,007	-
Inventories	2,148,742	(21,939)
Accounts payable	(249,235)	3,195,027
Accrued interest	(28,872)	(73,949)
Accrued expenses	(3,738,154)	19,747
Unearned revenue	1,114,886	583,620
Net cash used in operating activities	(2,009,318)	(19,494,868)

Cash flows from investing activities:

Vessel Improvements	(251,258)	(112,488)
Purchase of vessel	(17,046,065)	-
Advance for purchase of vessels	(10,320,000)	-
Proceeds from sale of vessel	5,790,500	-
Purchase of Other Fixed assets	(47,008)	(396,304)
Net cash used in investing activities	(21,873,831)	(508,792)

Cash flows from financing activities:
Proceeds from Second Lien Facility	-	60,000,000
Repayment of Term Loan	(2,895,250)	(15,625,000)
Repayment of Revolver Loan	-	(30,158,500)
Proceeds from the common stock private placement, net of issuance costs	96,030,003	-
Deferred financing costs	-	(2,340,427)
Net cash provided by financing activities	93,134,753	11,876,073

Net increase / (decrease) in cash and cash equivalents	69,251,604	(8,127,587)
Cash and cash equivalents at beginning of period	76,516,110	24,896,161
Cash and cash equivalents at end of period	$145,767,714	$16,768,574

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.  Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  Adjusted EBITDA represents EBITDA adjusted to exclude the items which represent certain non-cash, one-time and other items such as vessel impairment, gain / loss on sale of vessels, refinancing expenses and non-cash compensation expenses that the Company believes are not indicative of the ongoing performance of its core operations. The following table presents a reconciliation of our net loss to Adjusted EBITDA.

	Three Months Ended
	March 31, 2017	March 31, 2016

Net loss	$(11,068,448)	$(39,278,670)
Adjustments to reconcile net loss to EBITDA:
Interest expense	6,445,031	2,817,646
Interest income	(189,798)	(3,454)
Taxes	-	-
EBIT	$(4,813,215)	$(36,464,478)
Depreciation and amortization	7,287,730	9,350,683
EBITDA	$2,474,515	$(27,113,795)
Non-cash, one-time and other adjustments to EBITDA:	2,078,586	12,628,135
Adjusted EBITDA	$4,553,101	$(14,485,660)

Glossary of Terms:

Ownership days: The Company defines ownership days as the aggregate number of days in a period during which each vessel in its fleet has been owned. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that is recorded during a period.

Chartered-in: The Company defines chartered-in as the aggregate number of days in a period during which the Company chartered-in vessels.

Available days: The Company defines available days as the number of ownership days less the aggregate number of days that its vessels are off-hire due to vessel familiarization upon acquisition, scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. The shipping industry uses available days to measure the number of days in a period during which vessels should be capable of generating revenues.

Operating days: The Company defines operating days as the number of its available days in a period less the aggregate number of days that the vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

Fleet utilization: The Company calculates fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning. Our fleet continues to perform at very high utilization rates.

Conference Call Information

As previously announced, members of Eagle Bulk's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Tuesday, May 9, 2017, to discuss the first quarter results.

To participate in the teleconference, investors and analysts are invited to call 844-282-4411 in the U.S., or 512-900-2336 outside of the U.S., and reference participant code 11448980. A simultaneous webcast of the call, including a slide presentation for interested investors and others, may be accessed by visiting http://www.eagleships.com.

A replay will be available following the call from 11:30 PM ET on May 9, 2017 until 11:30 PM ET on May 16, 2017. To access the replay, call 855-859-2056 in the U.S., or 404-537-3406 outside of the U.S., and reference passcode 11448980.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. The Company owns one of the largest fleets of Supramax / Ultramax dry bulk vessels in the world. Supramax / Ultramax vessels, which are constructed with on-board cranes and range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Website Information

We intend to use our website, www.eagleships.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, filings with the SEC, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Investor Alerts” link in the Investor Relations section of our website and submit your email address. The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

Disclaimer: Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. These statements may include words such as “believe,” “estimate,” “project,” “intend,” “expect,” “plan,” “anticipate,” and similar expressions in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, examination of historical operating trends, data contained in our records and other data available from third parties. Although Eagle Bulk Shipping Inc. believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, Eagle Bulk Shipping Inc. cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including changes in charter hire rates and vessel values, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled drydocking, changes in vessel operating expenses, including drydocking and insurance costs, or actions taken by regulatory authorities, ability of our counterparties to perform their obligations under sales agreements, charter contracts, and other agreements on a timely basis, potential liability from future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by Eagle Bulk Shipping Inc. with the SEC.

Contact:

 Company Contact:

 Frank De Costanzo

     Chief Financial Officer

     Eagle Bulk Shipping Inc.

     Tel. +1 203-276-8100

     Investor Relations / Media:

     Jonathan Morgan

     Alex Hinson

     Perry Street Communications, New York

     Tel. +1 212-741-0014

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Source: Eagle Bulk Shipping Inc.